Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 8, 2022, with respect to the financial statements of ZyVersa Therapeutics, Inc. included in the Proxy Statement of Larkspur Health Acquisition Corp. that is made a part of the Amendment No. 2 to the Registration Statement (Form S-4 No. 333-266838) and related Prospectus of Larkspur Health Acquisition Corp. for the registration of 12,302,458 shares of its common stock.

/s/ Ernst & Young LLP

Miami, Florida

October 20, 2022